UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2016

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	20-2960116
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

One Main Street, Suite 800, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-7867

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2016, Barbara Y. Chan was appointed Vice President, Chief Accounting Officer of Aegerion Pharmaceuticals, Inc. (the “Company”), effective June 1, 2016. Ms. Chan will serve as the Company’s principal accounting officer.

In connection with her appointment, Ms. Chan will receive a base salary of $265,000 per year and will be eligible to receive an annual target cash bonus of up to 30% of her base salary, as determined by the Board of Directors of the Company and Ms. Chan’s manager in their sole discretion. In addition, Ms. Chan will receive an option to purchase 26,000 shares of the Company’s common stock, which options shall vest and become exercisable with respect to 25% of the shares on the first anniversary of the grant date, with the remaining shares vesting ratably each month over the subsequent three years, such that all options will be fully vested on the fourth anniversary of the grant date.

Prior to joining the Company, Ms. Chan, 52, held a series of positions with PAREXEL International Corporation, most recently as Senior Director, Worldwide Accounting Services since September 2013 and Senior Director of Corporate Accounting from June 2005 through June 2011. From June 2011 through August 2013, Ms. Chan served as Director, Americas and Asia Pacific Accounting at Nuance Communications, Inc. Ms. Chan holds B.S. and M.S. degrees from Bentley College. Ms. Chan is a Certified Public Accountant in Massachusetts.

There is no arrangement or understanding between Ms. Chan and any other person pursuant to which Ms. Chan was selected as the Company’s Vice President, Chief Accounting Officer. Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Ms. Chan has a direct or indirect material interest. There are no family relationships between Ms. Chan and any of the directors or officers of the Company or any of its subsidiaries.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 1, 2016

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Benjamin Harshbarger
Benjamin Harshbarger
Acting General Counsel

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